                                                                      EXHIBIT 12


                     THE HERTZ CORPORATION AND SUBSIDIARIES
         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                    (In Thousands of Dollars Except Ratios)


                                   Unaudited



                                                        Years Ended December 31,
                                     --------------------------------------------------------------
                                       1994         1993          1992          1991         1990
                                     --------     --------      --------      --------     --------
Income before income taxes           $162,831     $102,450      $ 31,769      $  4,212     $ 22,699


Interest expense                      284,438      256,718       310,481       314,264      324,623


Portion of rent estimated to
   represent the interest factor       88,219       76,298        86,079        76,200       58,147
                                      -------      -------       -------       -------      -------


Earnings before income taxes
   and fixed charges                 $535,488     $435,466      $428,329      $394,676     $405,469
                                      =======      =======       =======       =======      =======


Interest expense (including
   capitalized interest)             $284,855     $256,866      $310,538      $314,397     $325,145


Portion of rent estimated to
   represent the interest factor       88,219       76,298        86,079        76,200       58,147
                                      -------      -------       -------       -------      -------


Fixed charges                        $373,074     $333,164      $396,617      $390,597     $383,292
                                      =======      =======       =======       =======      =======


Ratio of earnings to fixed
   charges                                1.4          1.3           1.1           1.0          1.1
                                          ===          ===           ===           ===          ===





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